EXHIBIT 99.2

Armada Oil, Inc. Announces Management Team and Board Changes

Dallas, TX, May 20, 2014: Armada Oil, Inc. (the “Company”) (OTCBB: AOIL), an oil and gas exploration and production company, reported today on various changes to its executive management team and board of directors in anticipation of increasing drilling and production management activity.

J. Clint Unruh has been promoted by the Company to the position of Chief Operating Officer (“COO”). Mr. Unruh was previously Executive Vice President – Land and Administration.  He will now be responsible for direct oversight of all land, drilling and operational personnel and activities and will assist the CEO with a number of day to day administrative functions.

Ray L. Unruh, who co-founded the Company in 2003 along with Randy M. Griffin, CEO, will now serve as Executive Vice President in addition to his previous roles as Corporate Secretary and a member of the board of directors.  Mr. Unruh will assist the CEO and COO in the evaluation of drilling and acquisition opportunities and the planning and implementation of drilling programs.

James J. Cerna, Jr. has resigned as President in order to pursue other opportunities but will continue as a director and will also serve on the Audit and Governance Committees of the Company’s board of directors.

Marceau N. Schlumberger has resigned as a director of the Company.  Mr. Schlumberger is the managing member of Gulfstar Manager LLC, the manager of Gulfstar Resources, LLC (“Gulfstar”), and he owns a 3% interest in Gulfstar. As a result of the recent Gulfstar financing transactions, the Company now owns a minority interest in TNRH.  Since Mr. Schlumberger’s primary responsibility related to the Company is now associated with the Gulfstar ownership interest in TNR Holdings, LLC (“TNRH”), Mr. Schlumberger felt that the best interests of both Gulfstar and the Company would be served by his focusing his time and energy on helping to build TNRH’s south Louisiana asset base.

The Company expects to fill the vacancy on the board created by Mr. Schlumberger’s resignation later this year.

“With our newly reallocated asset base and the increase in drilling and production activity in the mid-continent area, we believe the changes outlined above are positive in nature and that we are now better prepared for an expected increase in drilling and production in the mid-continent region later this year,” said Randy M. Griffin, CEO of Armada Oil, Inc.

About Armada Oil, Inc.
Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented oil and gas Exploration and Production (E&P) company with a focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties as well as the development of highly diversified developmental drilling opportunities, both conventional and unconventional. The Company currently has producing oil properties in Plaquemines and Lafourche Parishes in Louisiana and in Woodson County, Kansas.  In addition, the Company has developmental properties in Garfield and Major Counties, OK and Wyoming County, NY and controls a strategic acreage position in southern Wyoming in the liquids-rich Niobrara Play.

More information about Armada Oil may be found at http://www.armadaoil.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate acquired assets, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Armada Oil, Inc.
972-490-9595
investorrelations@armadaoil.us